Exhibit 97.1

AMÉRICA MÓVIL, S.A.B. DE C.V.

CLAWBACK POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.           Purpose. The purpose of this Clawback Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company in accordance with the Clawback Rules. Each Executive Officer is bound by the terms of this Clawback Policy; regardless of whether or not such Executive Officer is aware of his or her status as such.

2.        Administration. Except as specifically set forth herein, this Clawback Policy shall be administered by the Administrator. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Clawback Policy. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Clawback Policy (other than with respect to any recovery under this Clawback Policy involving such officer or employee).

3.            Definitions. For purposes of this Clawback Policy, the following capitalized terms shall have the meanings set forth below.

(a)          “Accounting Restatement” shall mean an accounting restatement of América Móvil, S.A.B. de C.V.: (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement); or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)        “Administrator” shall mean the Committee or any other committee designated by the Board to administer the Clawback Policy, and in the absence of such designation, the Board.

(c)          “Board” shall mean the Board of Directors of the Company.

(d)        “Clawback Eligible Incentive Compensation” shall mean, with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such individual: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while the Company has a class of securities listed on the Listing Exchange; and (iv) during the applicable Clawback Period.

(e)         “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(f)          “Clawback Rules” shall mean Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) or the Listing Exchange pursuant to Rule 10D-1 under the Exchange Act (including Section 303A.14 of the New York Stock Exchange Listed Company Manual), in each case as may be in effect from time to time.

(g)        “Committee” shall mean the Audit and Corporate Practices Committee of the Board, which evaluates and approves the compensation of management and directors.

(h)          “Company” shall mean América Móvil, S.A.B. de C.V., together with each of its direct and indirect subsidiaries.

(i)           “Effective Date” shall mean October 2, 2023.

(j)         “Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Clawback Eligible Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(k)       “Executive Officer” shall mean any individual who is or was an executive officer in accordance with the definition of “executive officer” as set forth in the Clawback Rules and any other senior executive, employee or other personnel of the Company who may from time to time be deemed subject to the Clawback Policy. For the avoidance of doubt, the Administrator shall have full discretion to determine which individuals in the Company shall be considered an “Executive Officer” for purposes of this Clawback Policy. For the avoidance of doubt, the determination that an individual shall be considered an “Executive Officer” shall not necessarily imply that said individual was, is or will be granted, or has or will have earned or vested any Incentive-based Compensation.

(l)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m)        “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall for purposes of this Clawback Policy be considered Financial Reporting Measures.

(n)        “Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(o)         “Impracticable” shall mean, in accordance with the good faith determination of the Administrator, that either: (i) the direct expenses paid to a third party to assist in enforcing the Clawback Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such reasonable attempt(s) and provided such documentation to the Listing Exchange; (ii) recovery would violate Mexican law where that law was adopted prior to November 28, 2022, provided that, before concluding that it would be Impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Mexican law, the Company has obtained an opinion of Mexican counsel, acceptable to the Listing Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Listing Exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(p)         “Listing Exchange” shall mean the New York Stock Exchange or such other U.S. national securities exchange or national securities association on which the Company’s securities are listed.

(q)       “Method of Recovery” shall include, but is not limited to: (i) requiring reimbursement of Erroneously Awarded Compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by applicable law, as determined by the Administrator.

(r)         “Clawback Policy” shall mean this policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.

(s)       “Received” shall, with respect to any Incentive-based Compensation, mean deemed receipt and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.

(t)         “Restatement Date” shall mean the earlier to occur of: (i) the date the Administrator or the officer or officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

(ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(u)           “SEC” shall mean the U.S. Securities and Exchange Commission.

4.            Repayment of Erroneously Awarded Compensation.

(a)          In the event the Company is required to prepare an Accounting Restatement, the Administrator shall reasonably promptly (in accordance with the applicable Clawback Rules) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Clawback Eligible Incentive Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Clawback Eligible Incentive Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Listing Exchange). The Administrator is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Clawback Policy. For the avoidance of doubt, recovery under this Clawback Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.

(b)        Once the written notice demanding repayment or return of the Erroneously Awarded Compensation as described above is provided to the Executive Officer, such Executive Officer must pay or return the Erroneously Awarded Compensation to the Company in the time and manner set forth in such written notice.

(c)        In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Administrator shall recover reasonably promptly the Erroneously Awarded Compensation through any Method of Recovery it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except to the extent permitted pursuant to the Clawback Rules, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated in this Section 4(b) if recovery would be Impracticable. In implementing the actions contemplated in this Section 4(b), the Administrator will act in accordance with the listing standards and requirements of the Listing Exchange and with the applicable Clawback Rules.

(d)         Subject to the discretion of the Administrator, an applicable Executive Officer may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Erroneously Awarded Compensation in accordance with Section 4(b).

5.         Reporting and Disclosure. The Company shall file all disclosures with respect to this Clawback Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.

6.        Indemnification Prohibition. The Company shall not be permitted to indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy and/or pursuant to the Clawback Rules, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to cover any such loss under this Clawback Policy and/or pursuant to the Clawback Rules. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Clawback Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Clawback Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.

7.         Interpretation. The Administrator is authorized to interpret and construe this Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Clawback Policy. It is intended that this Clawback Policy be interpreted in a manner that is consistent with the requirements of the Clawback Rules. The terms of this Clawback Policy shall also be construed and enforced in such a manner as to comply with applicable law and any other law or regulation that the Administrator determines is applicable. In the event any provision of this Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

8.           Effective Date. This Clawback Policy shall be effective as of the Effective Date.

9.           Amendment; Termination. The Administrator may modify or amend this Clawback Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Clawback Policy as it deems necessary, including as and when it determines that it is legally required by the Clawback Rules, or any federal securities law, SEC rule or Listing Exchange rule. The Administrator may terminate this Clawback Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Clawback Policy shall be effective if such amendment or termination would cause the Company to violate the Clawback Rules, or any federal securities law, SEC rule or Listing Exchange rule.

10.        Other Recoupment Rights; No Additional Payments. The Administrator intends that this Clawback Policy will be applied to the fullest extent permitted by applicable law. The Administrator may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Clawback Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with the Clawback Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company shall continue to be bound by the terms of the Clawback Policy with respect to Clawback Eligible Incentive Compensation. Any right of recoupment under this Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company. Application of this Clawback Policy does not preclude the Company from taking any other action to enforce any Executive Officer’s obligations to the Company.

11.        Successors. This Clawback Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent permitted by applicable law, required by the Clawback Rules or as otherwise determined by the Administrator.

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